Exhibit 99.6

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange cash and AirTran Common Stock (as defined below). The Exchange Offer (as defined below) is made only by the Prospectus (as defined below), the letter of transmittal and related Exchange Offer materials and any amendments or supplements thereto, and is being made to all holders of shares of Midwest Air Group, Inc. Common Stock. AirTran Holdings, Inc. is not offering to exchange, or soliciting any offers to exchange, cash and AirTran Common Stock pursuant to the Exchange Offer in any jurisdiction in which those offers or exchanges would not be permitted. In those jurisdictions in the United States where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of AirTran Holdings, Inc. by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC (the “Dealer Managers”), or by one or more registered broker or dealers under the laws of such jurisdiction.

Notice of Offer to Exchange

Each Outstanding Share of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

MIDWEST AIR GROUP, INC.

for $13.25 consisting of

$6.625 in Cash and

0.5884 of a Share of AirTran Holdings, Inc. Common Stock

by

Galena Acquisition Corp., a wholly-owned subsidiary of

AIRTRAN HOLDINGS, INC.

AirTran Holdings, Inc., a Nevada corporation (“AirTran”), through its wholly-owned subsidiary, Galena Acquisition Corp., a Delaware corporation (“Galena”), is offering to exchange (the “Exchange Offer”) for each outstanding share of common stock, together with, if still outstanding, the associated common stock and Series A Junior Participating Preferred Stock Purchase Rights (the “Midwest Common Stock”), of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), consideration consisting of a combination of cash and AirTran common stock, par value $0.001 per share (the “AirTran Common Stock”), subject to the terms and conditions of the prospectus and offer to exchange and accompanying letter of transmittal. This amount is comprised of $6.625 in cash, without interest, and 0.5884 shares of AirTran Common Stock. Such cash and shares of AirTran Common Stock had an aggregate value of $13.25 as of January 8, 2007. In addition, holders of Midwest Common Stock will receive cash instead of any fractional shares of AirTran Common Stock to which they may be entitled.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 8, 2007 (THE “EXPIRATION DATE”), UNLESS EXTENDED. SECURITIES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

The purpose of the Exchange Offer is for AirTran to acquire control of, and ultimately the entire interest in, Midwest. This Exchange Offer is the first step in AirTran’s plan to acquire all of the outstanding shares of Midwest Common Stock. AirTran intends, promptly after completion of the Exchange Offer, to seek to have Midwest consummate a second-step merger with and into Galena, or another wholly owned subsidiary of AirTran (the “Second-Step Merger”). In the Second-Step Merger, each remaining share of Midwest Common Stock (other than shares of Midwest Common Stock owned by AirTran or Midwest, or held by Midwest shareholders who properly exercise applicable dissenters’ rights under Wisconsin law, to the extent available) will be converted into the right to receive the same number of shares of AirTran Common Stock and the same amount of cash per Midwest share as paid in the Exchange Offer.

The Exchange Offer is conditioned upon, among other things, that (1) there shall have been validly tendered and not properly withdrawn prior to the Expiration Date, that number of shares of Midwest Common Stock representing, together with the shares owned by AirTran, Galena and AirTran’s other affiliates, at least a majority of the total voting power of all of the outstanding securities of Midwest entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis, including, without limitation, all shares of Midwest Common Stock issuable upon exercise of any options, warrants or other rights and upon the conversion of any Midwest securities, including, without limitation, the Midwest Notes (as defined below), but excluding the rights issued pursuant to the Rights Agreement (as defined below), in each case, immediately prior to the Expiration Date, (2) AirTran must be satisfied, in its reasonable discretion, that the board of directors of Midwest has redeemed the Series A Junior Participating Stock Purchase Rights issued pursuant to the rights agreement dated February 15, 2006 between Midwest and American Stock Transfer & Trust Company (the “Rights Agreement”), or that such rights have been invalidated or are otherwise inapplicable to the Exchange Offer and the Second-Step Merger and none of the Series A Junior Participating Preferred Stock Purchase Rights is outstanding, (3) Midwest shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a fleet expansion or a merger or acquisition with respect to Midwest or any of its subsidiaries otherwise having the effect of impairing AirTran’s ability to acquire Midwest or that would materially adversely affect the expected economic value to AirTran of the acquisition of Midwest, (4) any waiting periods under applicable antitrust laws shall have expired or terminated, (5) the shares of AirTran Common Stock to be issued to Midwest shareholders in the Exchange Offer shall have been authorized for listing on the New York Stock Exchange (the “NYSE”) without any requirement for AirTran under applicable NYSE rules to obtain shareholder approval, subject to official notice of issuance, (6) AirTran must be satisfied, in its reasonable discretion, that the control share provisions contained in Section 180.1150(2) of the Wisconsin Business Corporation Law do not apply to the shares of Midwest Common Stock to be acquired pursuant to the Exchange Offer or are invalid or the shareholders of Midwest must have approved full voting rights for all of the shares of Midwest Common Stock to be acquired by AirTran and/or Galena pursuant to the Exchange Offer under the Wisconsin Control Share Statute unless such approval would be mathematically assured based on the number of shares Midwest Common Stock validly tendered and not properly withdrawn immediately prior to the Expiration Date, (7) AirTran must be satisfied, in its reasonable discretion, that, after the consummation of the Exchange Offer, the provisions contained in Sections 180.1130 through 180.1133 and Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law will not be applicable to the Exchange Offer or the Second-Step Merger, and that the supermajority and fair price provisions of article eight of Midwest’s articles of incorporation shall have been repealed or rendered inapplicable to the Exchange Offer, the Second-Step Merger and the acquisition of Midwest Common Stock pursuant to the Exchange Offer and any Second-Step Merger, and (8) the registration statement (the “Registration Statement”) of which the prospectus for the issuance of the AirTran Common Stock is a part (the “Prospectus”) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”), and AirTran shall have received all necessary state securities law or “blue sky” authorizations.

Upon the terms and subject to the conditions of the Exchange Offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Galena will accept for exchange, and will exchange, shares of Midwest Common Stock validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rule of the SEC, Galena expressly reserves the right to delay acceptance of exchange or the exchange of shares of Midwest Common Stock in order to comply with any applicable law. In all cases, exchange of shares of Midwest Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by The Bank of New York (the “Exchange Agent”) of certificates for those shares of Midwest Common Stock (or confirmation of a book-entry transfer of those shares of Midwest Common Stock in the Exchange Agent’s account at The Depository Trust Company (the “DTC”)), a properly completed and duly executed letter of transmittal and any other required documents. For purposes of the Exchange Offer, Galena will be deemed to have accepted for exchange shares of Midwest Common Stock validly tendered and not withdrawn as, if and when it notifies the Exchange Agent of its acceptance of the tenders of those shares of Midwest Common Stock pursuant to the Exchange Offer. The Exchange Agent will deliver cash and AirTran Common Stock in exchange for shares of Midwest Common Stock pursuant to the Exchange Offer and cash instead of fractional shares of AirTran Common Stock as soon as practicable after receipt of such notice.

To the extent legally permissible, Galena also reserves the right, in its sole discretion, at any time or from time to time to (i) extend, for any reason, the period of time during which the Exchange Offer is open, (ii) delay acceptance for exchange of, or exchange of, any shares of Midwest Common Stock not previously accepted or exchanged, upon the failure of any of the conditions of the Exchange Offer to be satisfied prior to the Expiration Date, (iii) amend or terminate the offer without accepting for exchange, or exchanging, any shares of Midwest Common Stock if Midwest agrees to enter into a negotiated merger agreement with AirTran, and (iv) to waive any condition or otherwise amend the Exchange Offer in any respect. In addition, even if Galena has accepted, but not paid for, shares of Midwest Common Stock in the Exchange Offer, it may terminate the Exchange Offer and not exchange shares of Midwest Common Stock that were previously tendered if completion of the Exchange Offer is illegal or if a governmental authority has commenced or threatened legal action related to the Exchange Offer. Galena will effect any extension, termination, amendment or delay by giving oral or written notice to the Exchange Agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Galena may, although it does not currently intend to, elect to provide a subsequent offering period after the expiration of the Exchange Offer, if the requirements under Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have been met. A subsequent offering period, if provided, will be a period of three to 20 business days, beginning after Galena has accepted for exchange all shares of Midwest Common Stock tendered in the Exchange Offer, during which period Midwest shareholders who did not tender their shares of Midwest Common Stock in the Exchange Offer may tender their shares and receive the same consideration provided in the Exchange Offer.

Midwest shareholders can withdraw tendered shares at any time until the Exchange Offer has expired and, if Galena has not agreed to accept shares for exchange by the Expiration Date, Midwest shareholders can withdraw them at any time after such date until it accepts shares for exchange. If Galena decides to provide a subsequent offering period, it will accept shares tendered during that period immediately and thus Midwest shareholders will not be able to withdraw shares tendered during any subsequent offering period. For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at one of its addresses set forth on the back cover of the Prospectus, or by facsimile at (781) 380-3388 (which may be confirmed by phoning (781) 843-1833 ext. 0). Notices of withdrawal must include a Midwest shareholder’s name, address, social security number, the certificate number(s), the number of shares of Midwest Common Stock to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares. A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “Eligible Institution,” unless the shares of Midwest Common Stock to be withdrawn were tendered for the account of any Eligible Institution. If shares of Midwest Common Stock have been tendered pursuant to the procedures for book-entry tender discussed under the section in the Prospectus entitled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Midwest Common Stock withdrawn must also be furnished to the Exchange Agent, as stated above, prior to the physical release of such certificates.

Galena will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding. None of Galena, the Exchange Agent, Innisfree M&A Incorporated (the “Information Agent”), any Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Pursuant to Exchange Act Rule 14d-5 requests are being made to Midwest for the use of Midwest’s shareholder list and security position listing for the purpose of disseminating the Exchange Offer to holders of Midwest Common Stock. Upon compliance by Midwest with such requests, the Prospectus and the letter of transmittal will be mailed to record holders of Midwest Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Midwest Common Stock.

Holders of Midwest’s 6.75% Convertible Senior Secured Notes due 2008 are encouraged to provide contact information to the Information Agent.

The receipt of AirTran Common Stock and cash by a U.S. holder in exchange for its shares of Midwest Common Stock pursuant to the Exchange Offer or the Second-Step Merger may be a taxable transaction for U.S. federal income tax purposes. Because tax matters are complicated, Midwest shareholders should consult their own tax advisors to determine the particular tax consequences to them in the Exchange Offer and the Second-Step Merger.

The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference.

The Prospectus and the related letter of transmittal contain important information which should be read before any decision is made with respect to the Exchange Offer. The Prospectus, the letter of transmittal, the notice of guaranteed delivery and related materials may be obtained for free at the SEC’s website at www.sec.gov or from AirTran upon request by directing such request to the Information Agent at its address and telephone numbers set forth below.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone number set forth below. No fees or commission will be paid to brokers, dealers or other persons (other than the Exchange Agent, the Information Agent and the Dealer Managers) for soliciting tenders of Midwest Common Stock pursuant to the Exchange Offer.

The Information Agent for the Exchange Offer is:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Midwest Securityholders Call Toll Free: (877) 456-3422 (from the U.S and Canada) or

(412) 232-3651 (from outside the U.S and Canada)

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Managers for the Exchange Offer are:

Morgan Stanley 1585 Broadway New York, New York 10036 Telephone: (212) 761-0626	Credit Suisse 11 Madison Avenue New York, New York 10010 Toll Free: (866) 354-4128

January 11, 2007